Exhibit 99.1

Service

All day. every day.

2007 ANNUAL REPORT

2007 Highlights

•	Excellent Credit Quality

•	50 branches in South Carolina and North Carolina

•	Entered the Charlotte market with The Scottish Bank acquisition

•	Opened full-service branches in Lexington, Charleston and Myrtle Beach, SC

•	Diluted operating earnings per share increased 10.5%(1)

•	Loans grew $322 million, up 18% to $2.1 billion

•	Deposits grew $221 million, up 13% to $1.9 billion

Note:   (1) Operating earnings per share excludes The Scottish Bank merger expenses.

We’re at your service, all day—every day.

We believe that service is what makes us successful.  The core principles of delivering fast, friendly and accurate service and establishing relationships built on trust have been woven into the fabric of our company since 1934. Our employees live these principles every day as they strive to make the day of every customer they serve.

How can we make your day?

At A Glance

INVESTMENT HIGHLIGHTS

5 year Compound Annual Growth Rate (CAGR) of

Total Assets	17.8%
Deposits	16.5%
Total Cash Dividends Paid	4.7%

Total Return on Stock

1 Year	-20.31%
3 Year	-.94%
5 Year	45.48%

2007 FINANCIAL SUMMARY

(Dollars in thousands except per share)	2007	2006	% Change
Loans, Net of Unearned Income	$2,083,047	$1,760,830	18.3%
Total Assets	2,597,183	2,178,413	19.2%
Total Deposits	1,927,889	1,706,715	13.0%
Shareholders’ Equity	215,065	161,888	32.9%
Net Operating Earnings*	22,090	19,805	11.5%
Net Income	21,565	19,805	8.9%
Diluted Operating EPS*	2.37	2.15	10.5%
Diluted EPS	2.32	2.15	7.9%
Return on Average Assets	.95%	.97%	-2.1%
Return on Average Equity	12.42%	12.72%	-2.4%

*Operating earnings exclude $525,000 of merger expenses (net of tax) related to the acquisition of TSB Financial Corporation.

Robert R. Horger

Chairman of the Board

SCBT Financial Corporation

Robert R. Hill, Jr.

President and CEO

SCBT Financial Corporation

Dear Shareholders,

Customers, and

Friends,

We are pleased to report that 2007 was another record year for our company. We are particularly satisfied with 2007 considering the operating environment for financial services companies. Our industry faced many challenges during 2007 with many of our peers and competitors, both large and small, facing significant credit quality and earnings issues. Our team continued to achieve excellent results in our three long-term areas of focus: Soundness, Profitability, and Growth.

In the face of a slowing economy and downturn in residential real estate, our  loan portfolio continues to perform well. Nonperforming assets, chargeoffs, and classified assets are still at very low levels. Although we have seen some deterioration in consumer credit and past due loans have increased to some degree, our loan portfolio continues to be very sound. While we are not immune to the current economic environment, we do not anticipate material changes in credit quality. We, of course, remain diligent to the challenges that this business cycle brings and continue to focus on maintaining high credit standards.

Earnings Per Share

(diluted)

Deposits

(at year end, in millions)

Loans

(at year end, excluding loans held for sale, in millions)

Continued balance sheet growth, fee income growth and expense management drove our profitability in 2007. Many of the investments made over the last decade contributed to our earnings success. Our subsidiary, SCBT of the Piedmont, had an extraordinary year with increased earnings of 22.3%. Greenville and Columbia are newer markets that produced solid earnings performance in 2007. Our core markets in Orangeburg and the Lowcountry area continue to perform at high levels, and our Wealth Management area contributed $2.6 million in fee income for 2007. Even with a slowdown in the mortgage market, our mortgage team increased fee income in 2007. We also had a significant increase in new accounts which contributed to a 21% gain in bankcard fees. Fee income continues to be a growing part of our revenue stream and an ongoing area of focus.

Our organic balance sheet growth slowed slightly, but it was still very good in a sluggish economy. The Charleston, Myrtle Beach, York County, Columbia, and Florence markets all had significant growth. We had a deposit campaign that was very successful and generated $65 million in core funding. We anticipate organic growth may continue to be difficult during 2008 because of the continued challenging economic conditions.

During the latter part of 2007, we acquired The Scottish Bank in Charlotte, North Carolina. It is our first step out of South Carolina. While we have operated with much success in the Charlotte MSA for years, we did not have a North Carolina branch network. With the purchase of The Scottish Bank, our company is ranked twelfth in deposit market share in this dynamic market. The Scottish Bank is a ten-year-old commercial bank that has a good branch footprint in a market that will provide constant growth opportunities for many years.  We see this investment, like those we have made in the last ten years, as an opportunity for significant benefits in the future.

Return on Average Equity

Dividends Per Share

Your board of directors continues to be very engaged in its responsibilities with a constant view and consideration of appropriate governance practices. We are fortunate to be able to attract very talented individuals to our board. Al Phillips, President of Carolina Eastern Inc., joined the board in 2007. We also want to take this opportunity to thank retiring directors Dewall Waters, Colden Battey, and Cathy Yeadon who have faithfully and tirelessly served our company and shareholders for many years. We will miss their leadership, but we will build on the strong foundation they helped to create. We will also miss Caine  Halter who passed away in 2007. Caine was an excellent board member and a very fine individual who provided great leadership for our company.

Our board will continue to ensure we serve you, our shareholders, by making decisions that help guide the long-term value of your investment. Our board committees continue to grow and change to ensure we stay on top of the most pressing issues facing our company and industry.

As we approach $3 billion in assets, we strongly believe our company is uniquely positioned to continue to perform at a high level. Our management team is very strong, and we are fortunate to have very talented teams in the markets we serve. We also have a fantastic support team that has built an infrastructure to support a much larger company than we are today. Our prior growth investments continue to pay off; our distinctive culture continues to attract the best talent; and our size allows us to compete with the large banks while continuing to operate with the heart of a community bank. We thank you for your continued support of our company.

Robert R. Horger	Robert R. Hill, Jr.
Chairman of the Board	President and Chief Executive Officer

FRIENDLY

All day. Every day.

“We have a three-year-old son, Noah, and decided it was time for a new home.

When I needed to get a mortgage, SCBT not only gave me great service, they gave me a great deal. The employees know what service means. When I go to the bank, I get treated like a rock star!

We have a family-owned business and our business account is at SCBT also.

In fact, all three generations of our family bank with SCBT, including my

95-year-old grandfather. The people at SCBT always have time to listen to him and make him feel welcome. They treat him like a rock star, too!”

pictured on opposite page:	Bill Humphrey and his wife Maria Garuti greet
SCBT Personal Banker Emily Sherman Dean.

“When I go to the bank,

I get treated like a rock star!”

BILL HUMPHREY | GREENVILLE, SC

BILL HUMPHREY | Greenville, South Carolina

When Bill Humphrey’s family started to expand, he quickly understood the concept of “growing pains.”  With an active three-year-old son, Bill and his wife Maria needed to move out of their starter home and into their next phase of life. Bill’s Personal Banker,  Emily Dean, offered a little encouragement along with financing options and practical advice to help build a solid foundation for Bill’s dream home. This is just one example of how SCBT provides personal service and tailored banking solutions to their customers every day.

TRUST

All day. Every day.

“What I really like about SCBT is that I know a lot of people there and the folks at the bank treat me like family. I share and sell artichoke pickles, and I even taught my banker, Dianne Dukes, how to make them for her husband! All of the children in my family started with Minor Savings Accounts and the twins have Educational IRAs that their parents set up. We have received great service all these years and have never had a bad experience. It’s just wonderful to know the people and be able to trust them to handle your business.”

pictured on opposite page:	Mildred B. Jameson with great-granddaughter Bailey Syl Williams completes transaction with SCBT Personal Banker Dianne Dukes.

“It’s just wonderful to know the people and be able
to trust them to handle your business.”

MILDRED JAMESON | ORANGEBURG, SC

MILDRED JAMESON | Orangeburg, South Carolina

With 5 children, 17 grandchildren and 15 great-grandchildren, 84-year-old Mildred Jameson has seen a lot of growth over the years. All of her children and grandchildren, and even great-grandchildren have Minor Savings Accounts.

Along with her expanding family, Mildred’s banking needs have grown, too, and SCBT has been with her every day along the way for nearly 50 years.

FAST

All day. Every day.

“In my business, we have to provide good service to our customers to stay in business. There are other contractors that do the same thing we do, so we have to do it better. That’s why I need The Scottish Bank to handle financial matters so I don’t have to worry about it.

One thing I really like about The Scottish Bank is that you can go to someone and get a decision. I can pick up the phone right now and call the bank, and I know they will take care of whatever I need. They are always so fast and friendly. The Scottish Bank earns our business every day and that’s why we stay with them.”

pictured on opposite page:	David W. Morrison [on right], President, Interstate Electric Company, Inc. with
John B. Stedman, Jr., President and Chief Executive Officer, The Scottish Bank, N.A.

“They are always so fast and friendly.
The Scottish Bank earns our business every day.”

DAVID MORRISON | CHARLOTTE, NC

DAVID MORRISON | Charlotte, North Carolina

As an independent business owner and amateur racecar driver, David Morrison knows the importance of speed. Being fast can make you first, and David applies this rule every day as the third-generation owner of Interstate Electric Company. That’s why having a banking partner that shares his business philosophy is so important to David. Working with The Scottish Bank gives David the quick answers he needs to manage his multi-million-dollar company, and he has come to rely on the personal service and financial expertise that TSB provides every day to keep his company running circles around the competition.

RELATIONSHIPS

All day. Every day.

“We’ve been banking with SCBT for 32 years and what we like most is the personal relationship. When we go to the bank, we see people we go to church with and that our kids grew up with. You can trust them. They have proved it time and again.  We’ve enjoyed our company’s growth and the growth of the bank. We look forward to the future with SCBT.

We’re getting our kids set up with what they want to do, and then we’re taking off! We’ve got an RV and we plan to do some traveling, including a 10,000 mile trip around the perimeter of the U.S. We know that our SCBT Personal Banker Sherry Floyd and the people at the bank will take care of things while we’re away.”

pictured on opposite page:  Dennis and Yvonne H. Beach and
Carl Kilpatrick, SCBT Jasper County Area Executive

“We’ve been banking with SCBT for 32 years and what we like most is the personal relationship.”

DENNIS AND YVONNE BEACH | HARDEEVILLE, SC

DENNIS AND YVONNE BEACH | Hardeeville, South Carolina

As an active owner and manager of a 57-year-old Lowcountry telecommunications company, Yvonne H. Beach and her husband Dennis were making plans regarding the transition of the family business. As they worked through the details of selling the fourth-generation company, the couple received a call from Carl Kilpatrick, SCBT Jasper County Area Executive.  Carl worked with SCBT’s Wealth Management Group to help Yvonne and Dennis develop a transition plan and determine the best options to meet their long-term financial goals. Now they can live their dreams every day and look forward to golden years that are truly golden.

Charlotte, North Carolina

In 2007, SCBT Financial Corporation entered the North Carolina banking community with the acquisition of The Scottish Bank, a successful Charlotte-based bank with five locations. Located in Mecklenburg County, Charlotte was voted the nation’s most livable community and is first in economic strength ranking with the following market facts:

•  $18 billion in annual retail sales

•  2nd best city in the nation to start and grow a business

•  322 Fortune 500 companies operate here

•  Unemployment rate well below the national average

•  Nation’s second largest banking center with total assets of $1.9 trillion

•  Mecklenburg County is home to approximately 850,000

•  5th largest urban area in the United States

•  11,761 new jobs for 2005

•  Cost of living below the national average

•  1st most popular move destination

•  3rd best metro area for business location

•  7th best city for business development

Named one of the Southeast’s fastest growing cities, the growth in the Charlotte market is expected to continue well into the future. SCBT Financial Corporation is ranked 8th in deposit market share in the Charlotte MSA.

*Information obtained from the 2007 Charlotte Newcomer Resource

Myers Park photo © Kelly W. Culpepper, TRANSPARENCIES, Inc.

2007 Financial Data

• Summary of Operations

• Total Return Performance

• Stock Performance

• Common Stock Statistics

• Quarterly Common Stock Price Ranges and Dividends

• Selected Consolidated Financial Data

SUMMARY OF OPERATIONS

	Years ended December 31,
(Dollars in thousands)	2007	2006	2005	2004	2003
Interest income	$149,199	$127,808	$90,568	$65,576	$62,909
Interest expense	68,522	54,281	28,710	14,643	14,622
Net interest income	80,677	73,527	61,858	50,933	48,287
Provision for loan losses	4,384	5,268	4,907	4,332	2,345
Net interest income after provision for loan losses	76,293	68,259	56,951	46,601	45,942
Noninterest income	29,759	26,111	23,653	22,650	22,915
Noninterest expense	72,991	64,281	56,126	48,798	46,770
Income before provision for income taxes	33,061	30,089	24,478	20,453	22,087
Provision for income taxes	10,971	10,284	7,823	6,437	7,301
Net operating earnings	22,090	19,805	16,655	14,016	14,786
Merger expenses, net of tax	525	—	—	—	—
Net income	$21,565	$19,805	$16,655	$14,016	$14,786

TOTAL RETURN PERFORMANCE

The performance graph above compares SCBT’s cumulative total return over the most recent five-year period with the NASDAQ Composite and the SNL Southeast Bank Index, a banking industry performance index for the Southeastern United States. Returns are shown on a total return basis, assuming the reinvestment of dividends and a beginning stock index value of 100 per share. The value of SCBT’s stock as shown in the graph is based on published prices for transactions in SCBT’s stock.

Source: SNL Financial LC, Charlottesville, VA ©2008

STOCK PERFORMANCE AND STATISTICS

The financial information on pages 24 through 26 should be read in conjunction with Management’s Discussion and Analysis of Operations and Financial Condition and is qualified in its entirety by reference to the more detailed financial statements and the notes thereto, all of which are contained in SCBT Financial Corporation’s 2007 Annual Report on Form 10-K.

	2007	2006	2005	2004	2003
STOCK PERFORMANCE
Cash Dividends per share	$0.68	$0.68	$0.68	$0.65	$0.63
Dividend payout ratio	29.17%	30.88%	34.29%	36.66%	33.98%
Dividend yield (based on the average of the high and low for the year)	1.94%	1.81%	2.14%	2.06%	2.47%
Price/earnings ratio (end of year) (based on year-end stock price and diluted earnings per share)	13.65x	19.39x	17.29x	20.49x	16.49x
Price/book ratio (end of year)	1.50x	2.25 x	1.95 x	2.27x	2.05x

COMMON STOCK STATISTICS
Stock price ranges:
High	$41.84	$42.93	$34.94	$37.61	$30.71
Low	28.29	32.38	28.50	25.57	20.38
Close	31.67	41.73	33.42	33.57	28.58
Volume traded on exchanges	4,359,700	2,510,900	2,202,700	1,711,500	1,436,000
As a percentage of average shares outstanding	42.91%	28.89%	27.09%	21.23%	17.81%
Earnings per share, basic	$2.33	$2.17	$1.95	$1.66	$1.74
Earnings per share, diluted	2.32	2.15	1.93	1.64	1.73
Book value per share	21.17	18.57	17.17	14.77	13.91

*Per share data have been retroactively adjusted to give effect to a 5% common stock dividend paid to shareholders of record on December 20, 2004, and a 5% common stock dividend paid to shareholders of record on March 9, 2007.

QUARTERLY COMMON STOCK PRICE RANGES AND DIVIDENDS

	2007			2006			2005
Quarter	High	Low	Dividend	High	Low	Dividend	High	Low	Dividend
1st	$40.84	$34.99	$0.17	$36.08	$33.00	$0.17	$33.70	$28.53	$0.17
2nd	$38.00	$35.18	$0.17	$35.70	$32.38	$0.17	$32.01	$28.50	$0.17
3rd	$37.25	$28.29	$0.17	$39.94	$32.50	$0.17	$34.94	$30.75	$0.17
4th	$37.65	$28.86	$0.17	$42.93	$36.20	$0.17	$34.93	$30.81	$0.17

SELECTED CONSOLIDATED FINANCIAL DATA

	December 31,
(Dollars in thousands, except per share)	2007	2006	2005	2004	2003
Assets	$2,597,183	$2,178,413	$1,925,856	$1,436,977	$1,197,692
Loans, net of unearned income	2,083,047	1,760,830	1,535,901	1,153,230	938,760
Investment securities	258,509	210,391	182,744	165,446	152,009
Deposits	1,927,889	1,706,715	1,473,289	1,171,313	947,399
Nondeposit borrowings	440,046	293,521	294,420	141,136	133,017
Shareholders’ equity	215,065	161,888	148,403	118,798	112,349
Number of locations	50	45	41	34	32
Full-time equivalent employees	701	634	590	513	514

SELECTED RATIOS
Return on average equity	12.42%	12.72%	13.19%	12.20%	13.72%
Return on average assets	0.95	0.97	1.00	1.05	1.23
Average equity as a percentage of average assets	7.64	7.59	7.56	8.65	9.00

ASSET QUALITY RATIOS
Allowance for loan losses to period end loans	1.28%	1.29%	1.30%	1.25%	1.25%
Allowance for loan losses to period end nonperforming loans	419.22	492.14	468.74	442.64	173.30
Nonperforming assets to period end loans and OREO	0.33	0.30	0.32	0.43	0.87
Nonperforming assets to period end total assets	0.27	0.24	0.24	0.35	0.88
Net charge-offs to average loans	0.13	0.16	0.11	0.15	0.19

BOARD OF DIRECTORS

Colden R. Battey, Jr.

Partner and Attorney

Harvey & Battey, PA

Beaufort, SC

Luther J. Battiste, III

Partner and Attorney

Johnson, Toal & Battiste, PA

Columbia and Orangeburg, SC

Dalton B. Floyd, Jr.

Attorney and Owner

The Floyd Law Firm, PC

Surfside Beach, SC

M. Oswald Fogle

Plant Manager

Roseburg Forest Products

Orangeburg, SC

Dwight W. Frierson

Vice Chairman of the Board

Vice President and General Manager

Coca-Cola Bottling Company

Orangeburg, SC

Robert R. Hill, Jr.

President and Chief Executive Officer

Columbia, SC

Robert R. Horger

Chairman of the Board

Attorney, Horger, Barnwell & Reid

Orangeburg, SC

Harry M. Mims, Jr.

President

J.F. Cleckley & Company

Orangeburg, SC

Ralph W. Norman, Jr.

President

Warren Norman Co., Inc.

Rock Hill, SC

Alton C. Phillips

President

Carolina Eastern, Inc.

Charleston, SC

James W. Roquemore

Chief Executive Officer

Patten Seed Company, Inc.

General Manager Super-Sod/Carolina

Orangeburg, SC

Thomas E. Suggs

President and Chief Executive Officer

Keenan & Suggs, Inc.

Columbia, SC

A. Dewall Waters

Partner/Owner A.D.

Waters Enterprises, LLC

Orangeburg, SC

J.W. Williamson, III

President

J.W. Williamson Ginnery, Inc.

Denmark, SC

Susie H. VanHuss, Ph.D.

Professor Emeritus

University of South Carolina

Columbia, SC

Cathy Cox Yeadon

Retired Vice President, Human Resources

Cox Industries, Inc.

Orangeburg, SC

(Not pictured)

Jimmy E. Addison

Senior Vice President and

Chief Financial Officer

SCANA Corporation

Columbia, SC

EXECUTIVE MANAGEMENT TEAM

Joe E. Burns

Senior Executive Vice President

Chief Credit Officer

Thomas S. Camp

President and Chief Executive Officer

SCBT of the Piedmont

Robert R. Hill, Jr.

President and Chief Executive Officer

Richard C. Mathis

Executive Vice President

Chief Risk Officer

Dane H. Murray

Senior Executive Vice President

Division Head Lowcountry and

Orangeburg Regions

John C. Pollok

Senior Executive Vice President

Chief Financial Officer and

Chief Operating Officer

John B. Stedman, Jr.

President and Chief Executive Officer

The Scottish Bank

John F. Windley

President

South Carolina Bank and Trust

BOARD OF DIRECTORS

Bernard N. Ackerman, CPA, PA

Chairman of the Board

Rock Hill, SC

Bryant G. Barnes

President and CEO

Comporium Group

Rock Hill, SC

Thomas S. Camp

President and Chief Executive Officer

Rock Hill, SC

Frank S. Campbell

Retired President and CEO

AME, Inc.

Fort Mill, SC

R. Wesley Hayes, Jr.

Attorney

Harrelson and Hayes

Rock Hill, SC

Ralph W. Norman, Jr.

President

Warren Norman Co., Inc.

Rock Hill, SC

John C. Pollok

Senior Executive Vice President

Chief Financial Officer and

Chief Operating Officer

SCBT Financial Corporation

Columbia, SC

Jolene Stepp Setliff

Vice Chairman of the Board

and Secretary

President

Homes of the Piedmont

Rock Hill, SC

Jay K. Shah, MD

Carolina Cardiology Associates

Rock Hill, SC

Jacob D. Smith

Retired President and CEO

Smith Enterprises, Inc.

Rock Hill, SC

Frank M. Wilkerson, Jr.

President

Wilkerson Fuel Company, Inc.

Rock Hill, SC

SENIOR MANAGEMENT TEAM

Nathaniel A. Barber

Senior Vice President

Community Development Officer and

CRA Officer

Thomas Bouchette

Executive Vice President

Grand Strand Regional President

James B. Brant

Senior Vice President

Correspondent Banking

Renee Brooks

Senior Vice President

Corporate Secretary

P. Hobson Busby

Executive Vice President

Senior Commercial Loan

Administrator

Mike Coggin

Senior Vice President

Upstate Regional President

Karen L. Dey

Senior Vice President

Controller

John S. Goettee

Senior Vice President

Division Head Midlands, Upstate and

Beaufort Regions

A. Todd Harward

President

Wealth Management Group

Allen M. Hay, Jr.

Executive Vice President

Support Division

J. Gary Hood

Executive Vice President and Chief

Operating Officer

SCBT of the Piedmont

Michael A. Komar

Senior Vice President

General Auditor

Lesley Lampert

Senior Vice President

Chief Compliance Officer

Thomas S. Ledbetter

President

The Mortgage Banc

F. Gene McConnell, Jr.

Senior Vice President

Orangeburg Regional President

Bill Medich

Senior Vice President

Charleston Area Executive

Rodney W. Overby

Executive Vice President

Chief Information Officer

J. Alex Shuford, III

Executive Vice President

Manager Correspondent Banking

Arthur P. Swanson

Executive Vice President

Charleston Regional President

Market Growth Projected 2007-2012

SCBT Growth Markets*	11.69%

Southeast	9.20%

United States	6.26%

*MSA’s: Columbia, Charleston-North Charleston, Greenville-Spartanburg-Anderson, Charlotte-Gastonia-Rock Hill, Myrtle Beach

Source: SNL Financial LC, Charlottesville, VA ©2008

ORANGEBURG Region

Orangeburg

950 John C. Calhoun Drive

Orangeburg, SC 29115

(803) 531-0587

Michael Weeks, Manager

2705 Old Edisto Drive

Orangeburg, SC 29115

(803) 531-0540

(Drive Thru Only)

1255 St. Matthews Road

Orangeburg, SC 29115

(803) 268-2719

Dianne Dukes, Manager

3025 St. Matthews Road

Orangeburg, SC 29115

(803) 268-2719

Janet F. Fields, Manager

Elloree

6512 Old No. 6 Highway

Elloree, SC 29047

(803) 897-4810

Barbara Butler, Manager

Santee

657 Bass Drive

Santee, SC 29142

(803) 854-2451

Susan Sims, Manager

LOWCOUNTRY Region

St. George

5542 Memorial Boulevard

St. George, SC 29477

(843) 563-2324

Gail Fralix, Manager

Harleyville

122 West Main Street

Harleyville, SC 29448

(843) 462-7687

Bruce Blanchard, Manager

Ridgeland

10671 S. Jacob Smart Blvd.

Ridgeland, SC 29936

(843) 726-5596

Marian Middleton, Manager

Hardeeville

21979 Whyte Hardee Blvd.

Hardeeville, SC 29927

(843) 784-3151

Sherry Floyd, Manager

Moncks Corner

317 North Highway 52

Moncks Corner, SC 29461

(843) 761-8024

Vickie Walling, Manager

Summerville

402-D North Main Street

Summerville, SC 29483

(843) 937-4351

Bill Duke, City Executive

Denmark

18587 Heritage Highway

Denmark, SC 29042

(803) 793-3324

Al Matheny, Manager

Bamberg

2770 Main Highway

Bamberg, SC 29003

(803) 245-2416

Ronny Maxwell, Manager

Norway

8403 Savannah Highway

Norway, SC 29113

(803) 263-4295

Sue Watson, Manager

Walterboro

520 North Jefferies Blvd.

Walterboro, SC 29488

(843) 549-1553

Gloria Langdale, Manager

600 Robertson Boulevard

Walterboro, SC 29488

(843) 549-1553

Cindy Hunt, Manager

Florence

1600 West Palmetto Street

Florence, SC 29501

(843) 673-9900

Evette Gamble, Manager

Lake City

266 West Main Street

Lake City, SC 29560

(843) 394-1417

Jo Etta Floyd, Manager

BEAUFORT Region

Beaufort

1121 Boundary Street

Beaufort, SC 29901

(843) 521-5600

Daniel Bates, Manager

Lady’s Island

189 Sea Island Parkway

Lady’s Island, SC 29907

(843) 521-5660

Tracy Davidson, Manager

Bluffton

1328 Fording Island Road

Bluffton, SC 29910

(843) 837-2100

Chrissie Casas, Manager

Hilton Head

81 Main Street

Hilton Head, SC 29926

(843) 342-2100

Emily Provchy, Manager

5 Park Lane

Hilton Head, SC 29928

(843) 842-4637

Lori Schmidt, Manager

MIDLANDS Region

Columbia

520 Gervais Street

Columbia, SC 29201

(803) 771-2265

Tracy Young, Manager

2010 Clemson Road

Columbia, SC 29229

(803) 788-7845

Gabe McMeekin, Manager

3920 Forest Drive, Suite 100

Columbia, SC 29204

(803) 256-6501

Will White, Manager

Cayce

1100 Knox Abbott Drive

Cayce, SC 29033

(803)540-3330

Chris Pricenor, Manager

Lexington

5109 Sunset Boulevard

Lexington, SC 29072

(803) 540-3992

Harriett Feltner, Manager

Irmo

945 Lake Murray Blvd., Suite G

Irmo, SC 29063

(803) 407-9430

Dee Dee Kehl, Manager

UPSTATE Region

Greenville

200 East Broad Street

Suite 100

Greenville, SC 29601

(864) 250-4455

Dana Hunter, Manager

3622 Pelham Road

Greenville, SC 29615

(864) 254-9460

Angie Howell, Manager

501 New Commerce Court

1006 E. Butler Road

Greenville, SC 29607

(864) 297-6333

Emily Dean, Manager

Simpsonville

1 Five Forks Plaza

Simpsonville, SC 29681

(864) 234-3955

Lesley Pethel, Manager

GRAND STRAND Region

Murrells Inlet

4210 Highway 17 Bypass

Murrells Inlet, SC 29576

(843) 357-7007

Leisa Sellers, Manager

Georgetown

1134 North Fraser Street

Georgetown, SC 29440

(843) 436-2265

Dave Starnes, Manager

Myrtle Beach

1550 Oak Street

Myrtle Beach, SC 29577

(843) 839-5009

Regina Taylor, Manager

CHARLESTON Region

Charleston

46 Broad Street

Charleston, SC 29401

(843)965-6106

Ellen Williams, Manager

115 River Landing Drive, Suite 102

Daniel Island, SC 29492

(843) 937-4340

(Loan Production Office)

SCBT of the Piedmont

Fort Mill

808 East Tom Hall Street

Fort Mill, SC 29715

(803) 548-6292

Sarah Adkins, Manager

817 Dave Gibson Boulevard

Fort Mill, SC 29708

(803) 802-2040

Harvey Hawkins, Manager

Indian Land

9789 Charlotte Highway

Suite 100

Indian Land, SC 29715

(803) 802-2750

Anne Lambert, Manager

Rock Hill

1274 East Main Street

Rock Hill, SC 29730

(803) 329-5100

Daphne Chisholm, Manager

1127 Ebenezer Road

Rock Hill, SC 29732

(803) 329-1222

Charles “Bo” Redmond, Manager

York

801 East Liberty Street

York, SC 29745

(803) 684-5554

Christina Dover, Manager

The Scottish Bank

SouthPark

6525 Morrison Blvd , Suite 110

Charlotte, NC 28211

(704) 926-4060

Dawn Hays, Assistant Manager

Myers Park

1057 Providence Road

Charlotte, NC 28207

(704) 331-8686

Connie Bell Williams, Assistant Manager

Cotswold

325 S. Sharon Amity Road

Charlotte, NC 28211

(704) 365-9696

Kiki Koutsokalis, Retail Banking Manager

Mint Hill

7609 Matthews-Mint Hill Road

Charlotte, NC 28227

(704) 927-0950

Sharon Ingram-Cook, Assistant Manager

Cornelius

18145 W. Catawba Avenue

Cornelius, NC 28031

(704) 526-3633

Jeff Pariano, Commercial Market Leader

(Loan Production Office)

This information is current as of February 27, 2008

Corporate InForMatIon

General Office
SCBT Financial Corporation
520 Gervais Street
Columbia, SC 29201
www.SCBTonline.com

Form 10-K and Other Information

Copies of SCBT Financial Corporation’s Annual Report to the Securities and Exchange Commission on Form 10-K (excluding exhibits thereto), and other information may be obtained without charge by written request to:

Karen L. Dey
Controller
SCBT Financial Corporation
Post Office Box 1030
Columbia, SC 29202
(803) 765-4621

Analyst Contact
Richard C. Mathis
Chief Risk Officer
SCBT Financial Corporation
Post Office Box 1030
Columbia, SC 29202
(803) 765-4618

Stock Information
The Company’s Common Stock is listed on the NASDAQ Global Select MarketSM under the trading symbol SCBT.

www.SCBTonline.com

In Memory of SCBT Board Member Caine Halter

Caine Halter

President

Coldwell Banker Caine Commercial

Greenville, South Carolina

1962 – 2007

520 Gervais Street | Columbia, SC 29201 | 1.800.277.2175 | www.SCBTonline.com